                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

         This Purchase Agreement is made and entered into as of the 1st day of May 1999, by and between Community Trust Financial Services Corporation, a Georgia corporation ("Purchaser"); Drummond Association, Inc., a Georgia corporation ('Seller"); and Danny H. Drummond, an individual resident of the State of Georgia and shareholder of Seller ("Drummond").

                               W I T N E S S E T H

         WHEREAS, Seller operates consumer finance offices located in the following Georgia cities: Cartersville (two offices), Dahlonega, Griffin and Rome (these five offices collectively referred to as the DAI offices);

         WHEREAS, Seller desires to sell and Purchaser desires to acquire:

               (a) Certain fixed assets, furnishings, equipment and certain other personal property located at the DAI offices;

               (b) Certain loans of Seller, including all "P&L" loans, which are loans that have been charged off but are in the process of collection; and

               (c) ownership of all insurance reserve accounts held at Life of the South in the name of Drummond Association, Inc.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Purchaser and Seller agree as follows:

                                   ARTICLE I

                                 Defined Terms
                                 -------------

         1.01  Definitions.  The following  defined terms used in this Agreement
               -----------
shall have the meanings specified below:

               (a) "Closing" means the closing of the purchase of the assets, assumption of liabilities, transfer of loans and other transactions contemplated hereby, which shall take place at such time and place as shall be fixed by the parties pursuant to Section 6.01 below.

               (b) "Closing Date" means the date of the closing.

               (c) "Transferred Loans" means all Gross Loans of Seller (other than the so-called P&L loans which are referred to in Section 4.01 hereof) to be transferred, sold and conveyed to Purchaser pursuant to this Agreement.

               (d) "Gross Loan" means the entire unpaid balance of principal, interest, insurance, and any other charges and fees payable or collectible on a loan, whether such items are earned or unearned, or rebatable or not.


                                  ARTICLE II

                           Assumption of Liabilities
                           -------------------------

         2.01  No Assumption of Liabilities.  It is understood and agreed that
               ----------------------------
except to the extent specifically set forth in the last sentence of this Section 2.01, Purchaser shall not assume or become liable for the payment of any debts, liabilities, accounts payable, bank indebtedness, mortgages, or other obligations of Seller, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed. Purchaser specifically agrees to assume Seller's liabilities identified on Exhibit 2. 01 attached hereto and incorporated herein by this reference and any and all liabilities and obligations of any kind arising from the operation, business or ownership of the Other Assets (as hereinafter defined) , the Transferred Loans or the DAI offices after the Closing Date.

         2.02  Other Liabilities Not Assumed.  In addition to the other
               -----------------------------
provisions of this Agreement (including, but not limited to, Section 2.01 hereof), and not in limitation thereof, Purchaser and Seller agree that Purchaser shall not assume any liabilities or obligations of Seller with respect to any litigation, suits, claims, demands or governmental proceedings commenced or made known to Seller prior to the Closing that are related to the DAI offices or the Transferred Loans or that are commenced or made known to Seller on or after Closing with respect to the operation of the DAI offices or the making, handling or administration of the Transferred Loans prior to Closing; provided, however, that if Purchaser receives notice of, or through any means becomes aware of, any litigation, suits, claims, demands or proceedings that have, or may have, arisen out of the operation of the DAI offices or the making, handling or administration of the Transferred Loans, prior to Closing, it will notify Seller thereof as soon as reasonably practicable.

         Notwithstanding anything in this Agreement to the contrary, the Purchaser shall hold harmless, defend and indemnify Seller from any and all demands, damages, losses, expenses, liabilities or obligations incurred or paid by Seller as a result of a claim of any kind arising from the operation, business or ownership of the Other Assets, the Transferred Loans or the DAI offices after the closing Date, provided that such demand, damage, loss, expense, liability or obligation does not arise out of an act or omission of Seller.

                                  ARTICLE III

                               Transfer of Loans
                               -----------------

         3.01  Loan Transfers.  At the closing, Seller will transfer to
               --------------
Purchaser the Transferred Loans described in Exhibit 3.01, which Exhibit is attached hereto, subject to adjustment as provided herein. At the Closing, Seller will transfer to Purchaser all of Seller's right, title and interest in and to all property and assets that secures any of the Transferred Loans. The total Gross Loans to be transferred were, as of January 8, 1999, approximately One Million Two Hundred Thirteen Thousand Two Hundred Twenty-Nine and 59/100 Dollars ($1,213,229.59) and are more fully identified in Exhibit 3.01. The exact
                                                         ------------
amount of Transferred Loans to be transferred shall be fixed and shall be updated at the Closing to identify and indicate the exact amounts of the Transferred Loans to be transferred as of the Closing Date.

         3.02  No Funding to Pay Transferred Loans.  Seller agrees that it will
               -----------------------------------
not, in the period commencing with the date hereof and ending two years after the Closing Date, directly or indirectly fund the payment in whole or in part of any Transferred Loans. For the purposes hereof: (a) a direct funding shall be regarded as an extension of credit by Seller to a borrower who uses the proceeds of such credit to pay in full or in part the borrower's Transferred Loan obligations; and (b) an indirect funding shall be regarded as an extension of credit by Seller, with actual knowledge on the part of Seller or its agents of the borrower's purpose for such credit extension, to a borrower who uses the proceeds of such credit to pay in full or in Part an obligation such borrower had obtained from another lender for the purposes of paying in full or in part the borrower's Transferred Loan obligations.

         3.03  Basis of Transferred Loan Sales.  All Transferred Loans are to be
               -------------------------------
sold and transferred, without recourse (subject to the representations and warranties in Section 7.04), to, and assumed by, Purchaser.

         All payments or property received by Seller on account of the Transferred Loans shall be held by Seller in trust for Purchaser and paid over to Purchaser promptly upon receipt.


                                  ARTICLE IV

                             Sale of Other Assets
                             --------------------

         4.01  Other Assets Sold.  Seller agrees to sell, transfer, convey,
               -----------------
assign, and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, at the Closing upon the terms and subject to the conditions hereinafter set forth, the following assets, properties and rights (the "Other Assets"): All of Seller's right, title and interest in and to (i) the fixed assets, personal property, furniture, furnishings, and equipment located in and used in connection with the operation of the DAI offices, as described in
Exhibit 4.01(a) attached hereto and incorporated herein, together with any
---------------
manufacturer's warranties on any of the foregoing that are assignable and in effect, but excluding those items of personal property described in Exhibit 4.
                                                                    ----------
01 (b) attached hereto, (ii) all insurance accounts held in the name of Seller,
------
and (iii) all so-called P&L
loans of Seller including, but not limited to, those described on Exhibit
                                                                  -------
4.01(c) attached hereto. It is understood and agreed that Purchaser will not
-------
assume any real or personal property lease obligations of Seller except as specifically set forth in Section 2.0l hereof.


                                   ARTICLE V

                                Purchase Price
                                --------------

         5.01  Purchase Price.  The purchase price to be paid by Purchaser to
               --------------
Seller for the Transferred Loans and the Other Assets is $1,577,198.46, subject to adjustment as provided in this Agreement. This purchase price has been determined based upon an outstanding balance of total loans to be transferred as of January 8, 1999 of $1,213,229.59.

         5.02  Manner of Payment.  Payment shall be made at the Closing in a
               -----------------
combination of immediately available funds in the amount of $800,000, plus Common Stock ($2.50 par value per share) of Purchaser ("CTFS Shares"). For the purpose of establishing the purchase price under this Agreement, the value of the CTFS Shares shall be deemed to be $17.00 per share. Such deemed value is an arbitrary value established by the parties solely for the purpose of establishing the purchase price, without regard to any other transactions involving CTFS Shares or any prices quoted or hereafter quoted on any exchange or quotation system. The parties acknowledge that from time to time the actual fair market value of the CTFS Shares may be more or less than the deemed value hereunder.

         5.03  Post Closing Adjustment.  The purchase price amount set forth in
               -----------------------
Section 5.01 hereof shall be adjusted in accordance with an updated determination of the amount of Transferred Loans as of the Closing such that the purchase price shall be adjusted upward or downward, as the case may be, by $1.00 for each $1.00 adjustment in the outstanding loan balances of Transferred Loans as of the Closing Date. For example, if the outstanding loan balances of Transferred Loans as of the Closing Date total $1,214,229.59, the purchase price would be increased by $1,000.00. Within fifteen (15) days after the Closing Date, an adjustment shall be made. Such adjustment shall be made by increasing or decreasing the number of CTFS Shares issued as part of the purchase price, based on a deemed value of $17.00 per share, without regard for the actual value of the CTFS Shares at the time of adjustment. If the purchase price is adjusted upward, CTFS shall issue a certificate for additional CTFS Shares. If the purchase price is adjusted downward, Seller shall return the certificate for CTFS Shares it received at Closing to CTFS for cancellation, and CTFS shall issue a new certificate for CTFS in the adjusted amount of CTFS Shares.

         5.04  Purchase Price Allocation.  The purchase price shall be allocated
               -------------------------
among the assets acquired by Purchaser as set forth on a certificate to be provided by Purchaser to Seller within sixty (60) days following the Closing. Purchaser and Seller acknowledge and agree that the allocation certificate to be delivered by Purchaser pursuant to this Section 5.04 will be jointly negotiated and agreed to by them. Purchaser and Seller agree they shall each fully comply with the requirements of IRC Section 1060 and the regulations thereunder. Purchaser and the Seller further agree to use said allocation certificate as the basis for completing Form 8594 entitled

"Asset Acquisition Statement Under Section 1060," which shall be filed on a timely basis with the Internal Revenue Service. Purchaser and the Seller further agree to file their income tax returns on the basis of this allocation and neither Purchaser nor the Seller shall thereafter take a return position inconsistent with such respective returns.


                                  ARTICLE VI

                                    Closing
                                    -------

         6.01  Time and Place of Closing.  The Closing shall take place no later
               -------------------------
than the close of business on the last day of the month in which all regulatory approvals contemplated by Sections 10.01 and 11.01 hereof have been issued and after all requisite waiting periods have elapsed, but prior to the opening of business on the first business day of the following month, or such other mutually agreed date, at a time and in a location mutually agreeable to both parties.


                                   ARTICLE VII

             Representations and Warranties of Seller and Drummond
             -----------------------------------------------------

         Seller and Drummond, jointly and severally, represent and warrant to Purchaser as follows:

         7.01  Seller's Status.  Seller is a corporation duly organized, validly
               ---------------
existing and in good standing under the laws of the State of Georgia.

         7.02  Authority.  Seller has the full corporate right, power, capacity
               ---------
and authority to: own and operate its properties; conduct its business in the manner in which it is presently being conducted; and execute, deliver, perform and carry out all the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and each of the documents and instruments contemplated hereby and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and upon execution and delivery, this Agreement and each of the documents and instruments contemplated hereby will be valid and binding obligations of Seller and Drummond enforceable against Seller and Drummond in accordance with their respective terms.

         7.03  Condition of Personal Property.  The personal property that
               ------------------------------
constitutes part of the Other Assets will be, at the time of closing, in substantially the same operating condition and repair as on the date hereof, subject only to ordinary wear and tear. Seller owns, and will own at the Closing, all of the personal property to be transferred to Purchaser free and clear of all mortgages, liens, charges, encumbrances, or other defects of title of any nature whatsoever.

         7.04  Status of Loans.  Except as otherwise provided on Exhibit 7.04,
               ---------------
with respect to each of the Transferred Loans; the loan is a valid loan; Seller is the sole owner thereof, no participation therein having been sold; the loan is not pledged or encumbered; the principal balance of the loan as shown on Seller's book and records is true and correct as of the last date shown thereon; to the best of Seller's knowledge all purported signatures on and executions of any document in connection with such loan are genuine; to the best of Seller's knowledge all loan documentation has been actually signed or executed by all necessary parties; and Seller has custody of all documents or microfilm record thereof related to such loan.

         7.05  No Violations.  The execution, delivery and performance of this
               -------------
Agreement and of all other instruments and documents contemplated hereby and the performance of the transactions contemplated hereby and thereby do not and will not conflict with, violate, breach or cause a default under the Articles of Incorporation or bylaws of Seller, or, to Seller's knowledge, any contract (except such contracts as Purchaser is a party to or Seller has previously disclosed and delivered to Purchaser) , agreement, right, lease, pledge lien, security interest, instrument, indenture, mortgage, charge, or encumbrance to which Seller is a party or by which it or any of its property is bound or any order, writ, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Seller or any of its property is bound; or result in the creation of any lien, charge or encumbrance upon the assets of Seller or any part thereof; and, subject to obtaining all regulatory approvals, do not and will not conflict with or violate any provisions of any law, ordinance, rule or regulations of any governmental authority to which Seller is subject.

         7.06  Obligations to Employees.  No obligations for payment to
               ------------------------
employees of Seller shall be outstanding or pending at the Closing Date and there is no employment agreement in effect with respect to any of the employees of Seller in the DAI offices.

         7.07  No Suits or Proceedings.  There is no pending or, to Seller's
               -----------------------
knowledge, threatened adverse claims, suits or judicial or administrative proceedings which would affect the transactions contemplated by this Agreement.

         7.08  No Liabilities.  There are no other liabilities, contingent,
               --------------
direct, indirect or otherwise, affecting the DAI offices other than those liabilities specifically described herein, including the pro rated items set forth in Section 16.02 hereof.

         7.09  True Statement.  Neither this Agreement nor any certificate,
               --------------
document or other information furnished or to be furnished to Purchaser by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact necessary in order to make the representations and warranties and other statements herein or therein contained not misleading, in the circumstances in which made.

         7.10  Insurance.  Seller has furnished to Purchaser true and correct
               ---------
copies of all casualty and hazard insurance policies in effect on the date hereof with respect to the DAI offices.

         7.11  Securities Representations.
               --------------------------

               (a) Seller is acquiring the CTFS Shares for investment for its account only, with the intent of holding the CTFS Shares for investment and without the intent of participating directly or indirectly in the distribution of the CTFS Shares.

               (b) Seller has received and reviewed the following documents filed with the United States Securities and Exchange Commission: (i) Form 10-KSB f/y/e December 31, 1997; (ii) Form 10-QSB f/q/e March 31, 1998; (iii) Form 10-QSB f/q/e June 30, 1998; (iv) Form 10-QSB f/q/e September 30, 1998; (v) Form 8-K filed April 17, 1998; (vi) Form 8-K filed August 5, 1998; (vii) Form S-2 Registration Statement, originally filed April 6, 1998, as amended; (viii)
Schedule 13-D filed September 8, 1998; and (ix) Schedule 13-D filed September 18, 1998.

               (c) Seller acknowledges that the CTFS Shares to be issued hereunder are "restricted securities" under the rules of the Securities and Exchange Commission, and may not be sold or transferred for a period of one year from the date of the issuance of the shares, and thereafter, only in accordance with Rule 144 promulgated under the Securities Act of 1933.

               (d) Seller has asked Purchaser for all information Seller desires in order to make an informed investment decision regarding the CTFS Shares. In connection with such inquiry, Purchaser has furnished all such information requested. Seller further acknowledges that Purchaser has made its officers and key employees available to discuss any matter regarding Purchaser or the CTFS Shares Seller desires to discuss in order for Seller to make an informed investment decision.


                                 ARTICLE VIII

                  Representations and Warranties of Purchaser
                  -------------------------------------------

         Purchaser represents and warrants to Seller as follows:

         8.01  Corporate Status.  Purchaser is a corporation duly organized,
               ----------------
validly existing and in good standing under the laws of the State of Georgia.

         8.02  Authority.  Purchaser has the full corporate right, power,
               ---------
capacity and authority to own and operate their respective properties and to conduct their respective businesses in the manner in which they are presently being conducted, and they have the corporate power, capacity and authority to execute, deliver and perform this Agreement and to carry out all of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and each of the documents and instruments contemplated hereby and the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and upon execution and delivery, this Agreement and each of such other documents and instruments will be valid and binding obligations of Purchaser, enforceable against them in accordance with their respective terms.

         8.03  No Violations.  The execution, delivery and performance of this
               -------------
Agreement and of all other instruments and documents contemplated thereby and the performance of the transaction contemplated thereby do not and will not conflict with, violate, breach or cause a default under the Charter or Bylaws of Purchaser, or any contract, agreement, or other instrument to which Purchaser is a party or by which it is bound or any order, writ, judgment, injunction, decree or award of any court, arbitrator, government or governmental agency by which Purchaser is bound; and do not and will not conflict with or violate any provisions of any law, ordinance, rule or regulation of any governmental authority to which Purchaser is subject.

         8.04  No Suits or Proceedings.  Purchaser is not aware of any pending
               -----------------------
or threatened adverse claims, suits or judicial or administrative proceedings which would affect the transactions contemplated by this Agreement.

         8.05  True Statement.  Neither this Agreement nor any certificate,
               --------------
document or other information furnished or to be furnished to Seller by or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby contains or will contain any misstatement of a material fact, or omits or will omit to state a material fact necessary in order to make the representations and warranties and other statements herein or therein contained not misleading, in the circumstances in which made.

         8.06  Securities Representations.
               --------------------------

               (a) The CTFS Shares have not been registered under the Securities Act of 1933, or the securities laws of any state, and are being offered and sold in reliance on exemptions from the registration requirements of said Act and such laws. The CTFS Shares may not be transferred or resold except as permitted under applicable securities laws pursuant to registration or exemption therefrom.

               (b) No persons have been authorized in connection with this transaction to give any information or make any representation other than those contained in this Agreement or in those documents filed with the Securities and Exchange Commission.

                                  ARTICLE IX

                                   Covenants
                                   ---------

         9.01  Access to Properties and Records.  From and after the date of
               --------------------------------
this Agreement, Seller agrees that, upon notice and in the presence of a Seller representative, it will afford full access to employees, agents and representatives of Purchaser to inspect the real and personal property, deposit account records, loan records and all other assets, properties, books and records that are the subject of this Agreement or that relate to the Transferred Loans or the Other Assets during normal business hours, provided that such inspection shall not disrupt or unduly interfere with the conduct of Seller's business, and Seller shall furnish representatives of Purchaser during such period with all such information concerning the affairs of the DAI offices as Purchaser may reasonably request. Purchaser stall be entitled to have an observer on the premises of the DAI offices at any mutually agreeable time.

         9.02  Conduct of Business Pending Closing.  Seller agrees that from the
               -----------------------------------
date of this Agreement to the date of Closing, it will:

               (a) use its reasonable, good faith efforts to promote the successful operations of the DAI offices and avoid any act that would have a material adverse effect upon the value of the Transferred Loans or the Other Assets;

               (b) operate the business of the DAI offices only in the ordinary and usual manner and use its reasonable, good faith efforts to preserve intact its present business organization, to keep available the services of its present employees and to preserve its relations with customers having business dealings with the DAI offices;

               (c) at its expense, maintain all of the property at the DAI offices in customary repair, order and condition, reasonable wear and tear excepted, and maintain casualty and hazard insurance on all of the property at the DAI offices at the same levels as maintained on the date of this Agreement;

               (d) maintain its books of account and records concerning the DAI offices and the Transferred Loans in the ordinary and usual manner, in accordance with generally accepted accounting principles applied on a basis consistent with prior years;

               (e) not take any action which would cause any representation or warranty made herein to be untrue at the date of Closing;

               (f) not make any changes in its management policies or pricing, without the concurrence of Purchaser, which shall not be unreasonably withheld provided the changes suggested by Seller are consistent with competitive market conditions;

               (g) not directly compete for or solicit business originated from, carried on the books of, or maintained or serviced by, the DAI offices in any manner inconsistent with or adverse to Purchaser's interests.

         9.03  Employee Information.  Prior to the Closing Date, Seller shall,
               --------------------
upon request, provide Purchaser with pertinent personnel information regarding employees of the DAI offices; provided, however, that neither this section nor any other provision of this Agreement shall be construed as an agreement, consideration, inducement, or creation of any responsibility or liability on the part of Purchaser, or as affecting in any manner or to any extent whatsoever the rights or obligations of Purchaser, with respect to the employment of any employee of Seller.

         9.04  Transition Period.  Each party shall make available to the other
               -----------------
party personnel for consultation and the performance of services reasonably necessary for an orderly transition during normal business hours for a period of sixty (60) calendar days after the Closing.

         9.05  Regulatory Approvals.  Each party shall promptly apply for all
               --------------------
regulatory approvals necessary for its consummation of the transactions contemplated by this Agreement and shall exercise its reasonable, good faith efforts to obtain such approvals.

         9.06  Notices of Transactions.  All notices, including, without
               -----------------------
limitation, notices to the public, customers or employees, issued by Seller or Purchaser concerning the transactions contemplated by this Agreement shall be approved in advance by both Seller and Purchaser.

         9.07  Payments Accepted After Closing.  Seller agrees to forward
               -------------------------------
promptly to Purchaser:

               (a) any payments which are accepted by Seller or after the Closing Date that relate in any way to the Transferred Loans and to provide sufficient information so that any such payments may be properly applied to the extent such information is available to Seller; and

               (b) any notices or other correspondence which are received on or after the Closing Date that relate in any way to the Transferred Loans.

         9.08  Documentation at Closing and Further Assurances.
               -----------------------------------------------

               (a) At the Closing, Seller shall transfer, assign and deliver to Purchaser all existing records, books, papers, collateral and agreements of Seller relating to the Transferred Loans and the Other Assets and any other assets, obligations or liabilities being purchased or assumed by Purchaser hereunder, including, but not limited to, promissory notes, security agreements, pledge agreements and all lease agreements referred to in Section 2.01 hereof.

               (b) Seller agrees that it will, at the Closing and at any time and from time to time after the Closing, upon the request of Purchaser, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to complete the process of assigning, transferring, granting, conveying, assuring and confirming to Purchaser any or all of the Transferred Loans and other Assets and any other assets or liabilities purchased or assumed by Purchaser hereunder and the performance of any or all obligations of Seller hereunder. Seller agrees to notify the Insurance Commissioner of the State of Georgia of this transaction within fifteen days of the date of Closing.

         9.09  Solicitation of Other Proposals.  From and after the date of this
               -------------------------------
Agreement until the earlier of Closing or the termination of this Agreement, neither Drummond, the Seller, nor any officer, director, employee or agent of Drummond or the Seller, shall solicit, encourage or authorize any person to solicit, directly or indirectly, discussions or proposals for or enter into any discussions or agreements with any other person relating to a merger, consolidation, tender offer, acquisition or similar transaction concerning the assets or securities of the Seller, or furnish or cause to be furnished to any person other than Purchaser or its agents, information to be used by such person or any other person for the purpose of evaluating or determining whether to make any such inquiries, discussions or proposals.

                                   ARTICLE X

             Conditions Precedent to the Obligations of Purchaser
             ----------------------------------------------------

         The obligation of Purchaser to close under this Agreement and to carry out the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment, or waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

         10.01  Regulatory Approvals.  Purchaser and Seller shall have received
                --------------------
from all necessary governmental and regulatory authorities all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement; provided, however, that approval of the Georgia Department of Insurance shall not be a condition to Closing.

         10.02  Obligations Performed.  Seller shall have performed and
                ---------------------
complied, in all material respects, with all the terms, covenants an conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         10.03  Representations and Warranties True. The representations and
                -----------------------------------
warranties made by Seller in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. A duly authorized officer of Seller shall certify the foregoing and the substance of
Section 10.05 to Purchaser as of the Closing Date.

         10.04  Receipt of Documents and Certificates.  Purchaser shall have
                -------------------------------------
received from Seller, duly executed and delivered by Seller, in form and substance satisfactory to Purchaser, the following:

                (a)  a Warranty Bill of Sale in the form attached hereto as
Exhibit 10.04 (a), conveying ownership to the personal property described in
-----------------
Exhibit 4.01 (a) free and clear of all mortgages, liens, charges, encumbrances,
---------------
or other defects of title of any nature whatsoever;

                (b) a schedule, certified by an officer of Seller as complete and correct, listing the Transferred Loans, and an Assignment of the Transferred Loans in the form of Exhibit 10.04 (b);
                     -----------------

                (c) consents from each lessor of the assignment to, and assumption by, Purchaser of each of the leases referred to in Section 2.01 hereof;

                (d) such other instruments, agreements, certificates or other documents as Purchaser may reasonably request to evidence compliance with the conditions hereunder or to effect the transactions contemplated hereby.

         10.05  No Adverse Litigation.  No action, suit or proceeding shall have
                ---------------------
been instituted or threatened against Seller or Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby which in the opinion of Purchaser makes it inadvisable to proceed to Closing under this Agreement.

         10.06  Damage or Destruction. Any damage or destruction to the DAI
                ---------------------
offices or the Other Assets occurring between the date of this Agreement and the Closing Date, other than ordinary wear and tear, stall have been repaired or replaced by Seller, or Seller shall provide, on the Closing Date, funds, including the assignment of any insurance proceeds owing to Seller, sufficient to enable Purchaser to make such repairs or replacements.

                                  ARTICLE XI

               Conditions Precedent to the Obligations of Seller
               -------------------------------------------------

         The obligations of Seller to carry out the transactions contemplated by this Agreement are subject to the fulfillment, or waiver by Seller, at or prior to the Closing Date, of each of the following conditions:

         11.01  Regulatory Approvals. Purchaser and Seller shall have received
                --------------------
from all necessary governmental and regulatory authorities all necessary consents to and authorizations and approvals of this Agreement and the transactions contemplated by this Agreement; provided, however, that approval of the Georgia Department of Insurance shall not be a condition to Closing.

         11.02  Obligations Performed. Purchaser shall have performed and
                ---------------------
complied with the terms, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         11.03  Representations and Warranties True.  The representations and
                -----------------------------------
warranties made by Purchaser in this Agreement shall have been true and correct when made and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. A duly authorized officer of Purchaser shall certify the foregoing and the substance of Section 11.04 to Seller as of the Closing Date.

         11.04  No Adverse Litigation.  No action, suit or proceeding shall have
                ---------------------
been instituted or threatened against Seller or Purchaser by or before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby which in the opinion of Seller makes it inadvisable to proceed to Closing under this Agreement.


                                  ARTICLE XII

                      Cooperation and Further Assurances
                      ----------------------------------

         12.01  Reasonable, Good Faith Efforts; Cooperation.  Subject to the
                -------------------------------------------
terms and conditions herein provided, each of the parties hereto agrees to use its reasonable good faith efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including, without limitation, attempting to obtain all necessary consents and waivers and regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each party shall fully cooperate with officers, employees, accountants, counsel and other representatives of the other party in all matters contemplated by this Agreement.

         12.02  Further Assurances.  Each party will execute and deliver all
                ------------------
additional documents and instruments reasonably requested by the other party to further evidence or assure the sales, transfers, and assignments contemplated by this Agreement.

         12.03  Customer Disputes. In the event of any dispute between either
                -----------------
party and a borrower under a Transferred Loan, each party shall cooperate with and make its records available to the other to the extent reasonably requested.

                                 ARTICLE XIII

                                  Termination
                                  -----------

         13.01  Methods of Termination. This Agreement may be terminated upon
                ----------------------
the occurrence of any of the following events and circumstances in any of the following ways:

                (a) at or prior to the Closing, by the mutual consent in writing of Purchaser and Seller;

                (b) at the Closing, by Purchaser in writing, if the conditions set forth in Article X of this Agreement shall not have been met;

                (c) at the Closing, by Seller in writing, if the conditions set forth in Article XI of this Agreement shall not have been met;

                (d) at any time at or prior to the Closing, by Purchaser or Seller in writing if the other shall have been in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to in Section 13.02 below), or in breach of any covenant, undertaking or obligation contained herein and such breach has not been cured by the earlier of ten (10) days after the giving of notice to the breaching party of such breach or the Closing Date;

                (e) by Seller or Purchaser in writing at any time after any of the regulatory authorities has denied any application of Seller or Purchaser for approval of the transactions referred to in Sections 10.01 or 11.01 hereof or otherwise contemplated herein; and

                (f) by either party, in writing, if the necessary regulatory approvals have not for any reason been received on or before May 1, 1999.

         13.02  Procedure Upon Termination. In the event of termination pursuant
                --------------------------
to Section 13.01 hereof, written notice thereof shall forthwith be given to the other party in accordance with Section 16.03 of this Agreement, and this Agreement shall terminate immediately unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

                (a) each party will return all documents, work papers and other materials of the other party relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

                (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.


                                  ARTICLE XIV

             Survival of Representations, Warranties and Covenants
             ----------------------------------------------------

                      Reimbursement for Losses; Remedies
                      ----------------------------------

         14.01  Survival of Representations, Warranties and Covenants. Unless
                -----------------------------------------------------
otherwise expressly provided herein, the respective representations, warranties and covenants of the parties hereto shall survive the Closing for a period of twelve (12) months.

         14.02  Reimbursement for Losses.  Upon discovery by Purchaser that any
                ------------------------
of the representations or warranties set forth in Section 7.04 hereof were untrue as of the Closing Date with respect to any Transferred Loan, Purchaser shall reassign such loan to Seller without recourse and Seller shall pay to Purchaser at the time of reassignment the full amount of principal and interest owed on any such loan.

         14.03 Remedies. Each party shall be entitled to all remedies at law or in equity for a default hereunder by the other party, including the remedy of specific performance.

                                  ARTICLE XV

                                Indemnification
                                ---------------

         15.01  Indemnification. Purchaser agrees to and does indemnify and hold
                ---------------
harmless Seller and its affiliates and their officers, directors, agents, servants, attorneys and employees from and against any and all claims, actions, demands, enforcement proceedings, causes of action, damages, liabilities, expenses (including reasonable attorney's fees), costs and fines which may be incurred, suffered, sustained or paid by Seller, arising out of or related to the inaccuracy or breach by Purchaser of any representation, warranty, covenant or agreement in this Agreement.

         Seller and Drummond, jointly and severally, agree to and do indemnify and hold harmless Purchaser and its affiliates and their officers, directors, agents, servants, attorneys and employees from and against any and all claims, actions, demands, enforcement proceedings, causes of action, damages, liabilities, expenses (including reasonable attorney's fees), costs and fines which may be incurred, suffered, sustained or paid by Purchaser, arising out of or related to the inaccuracy or breach by Seller of any representation, warranty, covenant or agreement in this Agreement. In addition to any other remedy under law or equity, Purchaser may offset any amounts due Purchaser hereunder from Seller against the CTFS Shares to be issued hereunder. Seller hereby appoints Purchaser its attorney in-fact to execute and deliver any and all instruments on Seller's behalf to effect such transfer, including without limitation endorsement of certificates, and execution and delivery of stock powers and bills of sale.


                                  ARTICLE XVI

                                 Miscellaneous
                                 -------------

         16.01  Expenses. Except as otherwise specifically provided herein, each
                --------
party to this Agreement shall bear and pay its own costs and expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated thereby, including all 1egal and accounting fees and expenses.

         16.02  Proration of Certain Items.
                --------------------------

                (a) Utilities; ad valorem taxes; maintenance contracts; rentals, both payable and/or receivable; and equipment, alarm, and other service agreement costs with respect to the Other Assets shall be prorated as of the Closing Date and will be credited against or added to the amount due at Closing, as applicable.

                (b) Any items susceptible of being prorated, but which cannot be prorated on the Closing Date because of lack of information, shall be prorated as soon as the requisite information is available. Such post-Closing adjustments shall take place at a mutually agreeable time and place within 60 days after the Closing Date.

         16.03  Notices.  All notices or other communications provided for or
                -------
required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid) addressed as follows:

                                    If to Seller:

                                    Drummond Association, Inc.
                                    108 West Main Street
                                    Cartersville, Georgia  30120
                                    Attention:  Mr. Danny Drummond

                                    with a copy to:

                                    _______________________

                                    _______________________

                                    If to Purchaser:

                                    Community Loan Company
                                    P. O. Box 1700
                                    3844 Atlanta Highway
                                    Hiram, Georgia 30141
                                    Attention: Mr. Ronnie Austin

                                    with a copy to:

                                    Miller & Martin LLP
                                    100 Galleria Parkway, N.W.
                                    Twelfth Floor
                                    Atlanta, Georgia 30339-3122
                                    Attn:  Mr. Stephen L. Camp

         16.04  Modifications and Waivers.  This Agreement may not be amended or
                -------------------------
modified except by a written instrument duly executed by Seller and Purchaser. Any waiver of any term of this Agreement must be in writing.

         16.05  Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the laws of the State of Georgia.

         16.06  Assignability.  This Agreement shall not be assigned by either
                -------------
party except with the express written consent of the other.

         16.07  No Broker or Finder.  Seller and Purchaser each represents and
                -------------------
warrants to the other that it has not employed, used or incurred any liability to any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

         16.08  Severability.  If any part of this Agreement shall be adjudged
                ------------
by any court of competent jurisdiction to be invalid, such judgment shall not affect or impair any other provision and the remaining provisions of this Agreement shall remain in effect.

         16.09  Entire Agreement. This Agreement, including any exhibits hereto,
                ----------------
represents the entire agreement of the parties relating to the subject matter hereof. All prior negotiations and understandings between the parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.

         16.10  Binding Effect.  All terms of this Agreement shall be binding
                --------------
upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         16.11  Public Announcements. Each party agrees that, unless approved by
                --------------------
the other party in advance, such party will not make any public announcement, including announcements to employees, or issue any press release or other publicity or confirm any statements by third parties concerning the transactions contemplated hereby until the Closing, except as otherwise required by law.

         16.12  Time of the Essence. The parties hereto acknowledge that time is
                -------------------
of the essence with respect to the performance of this Agreement.

         16.13  Headings.  The headings contained in this Agreement are for
                --------
reference purposes only and shall not affect the meaning or interpretation hereof. The use of the singular in this Agreement shall be deemed to be or include the plural (and vice versa), whenever appropriate.

         16.14  Counterparts.  This Agreement is being executed in one or more
                ------------
counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

                                             SELLER:

                                             Drummond Association, Inc.

                                             By: /s/Danny H. Drummond
                                                --------------------------------
                                             Title: President
                                                    ----------------------------
/s/Bobbie D. Hippensteel
---------------------------
Secretary

/s/Troy Smith
---------------------------
Witness

/s/Mary J. Jones
---------------------------
Notary Public

                                             DRUMMOND:

                                             /s/Danny H. Drummond
                                             -----------------------------------
                                             Danny Drummond
/s/Troy Smith
---------------------------
Witness

/s/Mary J. Jones
---------------------------
Notary Public


                                             PURCHASER:

                                             Community Trust Financial
                                             Services Corporation


                                             By: /s/Ronnie Austin
                                                --------------------------------
                                             Title: President
                                                   -----------------------------
/s/Angel J. Byrd
---------------------------
Secretary

/s/Casandra Grogan
---------------------------
Witness

/s/Jan R. Whittle
---------------------------
Notary Public